Exhibit 10.25

PERSONAL AND CONFIDENTIAL

To: Hermann WALDEMER	Lausanne, April 4, 2008

Dear Hermann,

We are pleased to confirm your appointment, effective as of April 1, 2008, to the position of Chief Financial Officer, reporting to Mr Louis Camilleri, Chairman and Chief Executive Officer, Philip Morris International Inc. Your annual base salary is being increased

from CHF	908’570.-- p.a.
to CHF	1’032’500.--p.a.

Your new annual base salary also includes the merit increase.

Your salary Band has been changed and is now B.

Following the change in Band and salary, your new Position in Range will be now 16%.

Please note that your salary will next be reviewed on April 1, 2009.

All other conditions relating to your employment with Philip Morris International Management S.A. remain as stated in your letter of employment issued at the time of the engagement and, if applicable, in any subsequent amendments.

We take this opportunity of wishing you continued success and satisfaction.

Yours sincerely,

/S/ PETER-PAUL ADRIAANSEN

Peter-Paul Adriaansen
Director HR Decision Support & Business Partner Switzerland

Copy : L. Camilleri

ref: cc

Philip Morris International Management S.A.

AVENUE DE RHODANIE 50 - CASE POSTALE 1171 - 1001 LAUSANNE - SWITZERLAND - TELEPHONE : +41 58 242 00 00 - TELEFAX: +41 58 242 01 01

www.philipmorrisinternational.com